EXHIBIT 99.1

AutoZone Announces Change to Executive Committee

MEMPHIS, Tenn., Nov. 16, 2020 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced that Ron Griffin, Senior Vice President and Chief Information Officer, Customer Satisfaction, will retire in early 2021.

“I give special thanks to Ron for his significant contributions and years of exceptional service to our organization, fellow AutoZoners and customers,” said Bill Giles, Executive Vice President and Chief Financial Officer. “In his 8-year AutoZone career, Ron has led the efforts to dramatically enhance our technological capabilities, driven innovation, and worked tirelessly to ensure a best-in-class shopping experience for our customers. While Ron will certainly be missed, through his leadership, he has developed teams and helped to create an organization that is well-prepared for accelerated growth into the future. I wish Ron and his family the very best in retirement,” said Giles.

About AutoZone:

As of August 29, 2020, the Company had 5,885 stores in the U.S., 621 stores in Mexico and 43 stores in Brazil for a total store count of 6,549. AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, AutoZone sells automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com